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                                                                    EXHIBIT 12.1

              AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)

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
                                                            Three Months
                                                               Ended
                                                              March 31,                   Years Ended December 31,
                                                           ----------------     -------------------------------------------
                                                           2004        2003        2002       2001         2000        1999
                                                           ----        ----        ----       ----         ----        ----
Income from continuing operations before income taxes,
    income or loss from equity investees and minority
    interest                                              54,041      55,576      76,977      67,283     76,778     105,984
Fixed Charges:
    Interest Expense                                       5,919      20,640      27,369      34,765     17,820      19,010
    Amortized capitalized expenses related
         to indebtedness                                     193         320         191         178        222         215
     Estimated interest within rental expense                 32         122         124         103        100          93
                                                          ------      ------     -------     -------     ------     -------

Earnings as defined                                       60,185      76,658     104,661     102,329     94,920     125,302
                                                          ======      ======     =======     =======     ======     =======


Fixed Charges (including capitalized items)
    Interest Expense                                       5,919      20,640      27,369      34,765     17,820      19,010
    Amortized capitalized expenses related
         to indebtedness                                     193         320         191         178        222         215
     Estimated interest within rental expense                 32         122         124         103        100          93
                                                          ------      ------     -------     -------     ------     -------
Fixed charges as defined                                   6,144      21,082      27,684      35,046     18,142      19,318
                                                          ======      ======     =======     =======     ======     =======
Ratio of earnings to fixed charges                           9.8         3.6         3.8         2.9        5.2         6.5
                                                          ======      ======     =======     =======     ======     =======
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